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PS BUSINESS PARKS, INC.

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On May 2, 2022, PS Business Parks, Inc. issued its earnings release for the first quarter of 2022.

News Release PS Business Parks, Inc. 701 Western Avenue Glendale, CA 91201-2349 psbusinessparks.com

PS Business Parks, Inc. Reports Results for the Quarter Ended March 31, 2022

GLENDALE, California, May 2, 2022—PS Business Parks, Inc. (NYSE:PSB), a real estate investment trust (“REIT”), today announced financial and operating results for the quarter ended March 31, 2022.
Financial and Operational Highlights for the Three Months Ended March 31, 2022
•Net income allocable to common stockholders for the three months ended March 31, 2022 was $72.0 million, or $2.60 per diluted common share.
•FFO for the three months ended March 31, 2022 was $1.65 per share, representing a 1.2% decrease from the same period in 2021.
•Core FFO for the three months ended March 31, 2022 was $1.82 per share, representing a 9.0% increase from the same period in 2021.
•Cash NOI for the total portfolio was $78.1 million for the three months ended March 31, 2022, representing a 5.6% increase from the same period in 2021.
•Cash NOI for the Same Park portfolio was $73.7 million for the three months ended March 31, 2022, representing an 8.6% increase from the same period in 2021.

•Weighted average occupancy for the total portfolio was 95.5% during the three months ended March 31, 2022, compared to 93.2% for the same period in 2021.
•Weighted average occupancy for the Same Park portfolio was 96.0% during the three months ended March 31, 2022, compared to 93.3% for the same period in 2021.
•Total portfolio comparable rental rates on 1.7 million square feet of leasing were 23.4% on a GAAP rent growth basis and 10.7% on a cash basis for the three months ended March 31, 2022.
•The Company sold the Royal Tech Business Park, a 702,000 square foot industrial-flex business park located in Irving, Texas, for net sale proceeds of $91.9 million during the three months ended March 31, 2022.

Pending Merger Transaction
On April 24, 2022, the Company and PS Business Parks, L.P. (the “OP”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby affiliates of Blackstone Real Estate. (“Blackstone”) will acquire all outstanding shares of the Company’s common stock for $187.50 per share in cash. Subject to the terms and conditions set forth in the Merger Agreement, each share of the Company’s common stock and each common unit of partnership interest of the OP, respectively, will be converted into the right to receive an amount in cash equal to $187.50, without interest. Each share of the Company’s outstanding preferred stock (and each depositary share representing an interest therein) will be unaffected and will remain outstanding in accordance with their respective terms. The merger transaction is expected to close in the third quarter of 2022. However, the merger transaction is subject to customary closing conditions, including approval by the Company’s common stockholders. The Company can provide no assurances regarding whether the merger will close when expected or at all.
Financial Results
Net income allocable to common stockholders for the three months ended March 31, 2022 was $72.0 million, or $2.60 per diluted common share.
FFO for the three months ended March 31, 2022 was $1.65 per share, representing a 1.2% decrease from the same period in 2021. The decrease in FFO per share for the first quarter was due to a one-time cash payment of $6.6 million to the former Chief Executive Officer ("CEO"), for RSUs and a $0.1 million cash payment for COBRA coverage reimbursement, in accordance with his separation agreement, partially offset by $0.6 million non-cash adjustment related to the reversal of stock compensation for the unvested former CEO's shares, net of dividend forfeiture expense. The decrease in FFO was partially offset by lower preferred distributions in the first quarter due to the Series W preferred stock redemption in Q4 2021.
Core FFO for the three months ended March 31, 2022 was $1.82 per share, representing a 9.0% increase from the same period in 2021. Core FFO excludes the impact of the one-time cost associated with the Company's payout of the above-mentioned former CEO compensation expense.
FAD for the quarter ended March 31, 2022 was $50.2 million, representing a 0.1% decrease from the same period in 2021. The decrease in FAD for the quarter ended March 31, 2022 is primarily attributable to higher recurring capital expenditures compared to the same period in the prior year, virtually offset by higher Same Park Cash NOI driven by higher weighted average occupancy combined with higher cash rent growth compared to the same period in the prior year.
Same Park NOI was $74.1 million for the three months ended March 31, 2022, representing a 7.7% increase over the same period in 2021.
The Company also reports NOI on a cash basis, which excludes non-cash rental income such as amortization of deferred rent receivable and other non-cash items. Same Park Cash NOI was $73.7 million for the quarter ended March 31, 2022, representing an 8.6% increase over the same period in 2021. The increase in Same Park Cash NOI for the three months ended March 31, 2022 was primarily driven by higher weighted average occupancy in the first quarter of 2022, which was 96.0% versus 93.3% for the same period in 2021. The Company noted that Same Park Cash Rental Income per occupied square foot increased by 4.6% during the period, from $16.10 in 2021 to $16.84 in 2022.
The following table presents the unaudited details of the change in Same Park rental income for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Rental income
Base rental income	$77,002	$71,600	$5,402	7.5%
Expense recovery income	26,545	24,022	2,523	10.5%
Lease buyout income	245	377	(132)	(35.0)%
Rent receivable recovery/(write-off)	(87)	(1)	(86)	8600.0%
Abatements	(2)	(83)	81	(97.6)%
Deferrals	—	(187)	187	(100.0)%
Deferral repayments, net	147	738	(591)	(80.1)%
Fee Income	246	172	74	43.0%
Cash Rental Income	104,096	96,638	7,458	7.7%
Non-Cash Rental Income (1)	918	1,374	(456)	(33.2)%
Total rental income	$105,014	$98,012	$7,002	7.1%

(1)Non-cash rental income includes amortization of deferred rent receivable (net of write-offs), in-place lease intangible, tenant improvement reimbursement, and lease incentives.

The following table presents the unaudited operating results of the Company’s Same Park facilities for the three months ended March 31, 2022 and 2021 (in thousands, except per square foot amounts):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Rental income
Cash Rental Income (1)	$104,096	$96,638	$7,458	7.7%
Non-Cash Rental Income (2) (3)	918	1,374	(456)	(33.2)%
Total rental income	105,014	98,012	7,002	7.1%

Cost of Operations
Property taxes	11,788	11,197	591	5.3%
Utilities	4,637	4,417	220	5.0%
Repairs and maintenance	5,679	5,244	435	8.3%
Compensation	5,168	4,559	609	13.4%
Snow removal	846	1,002	(156)	(15.6)%
Property insurance	1,268	1,167	101	8.7%
Other expenses	1,514	1,589	(75)	(4.7)%
Total Cost of Operations (1)	30,900	29,175	1,725	5.9%
Less: Non-cash stock based compensation in operating costs	(496)	(421)	(75)	17.8%
Total Cash Cost of Operations	30,404	28,754	1,650	5.7%
NOI (1)	$74,114	$68,837	$5,352	7.7%

Cash NOI (1)	$73,692	$67,884	$5,808	8.6%

Selected Statistical Data
Square footage at period end	$25,749	$25,749	—	—
NOI margin (1)	70.6%	70.2%		0.4%
Cash NOI margin (1)	70.8%	70.2%		0.6%
Weighted average square foot occupancy	96.0%	93.3%		2.7%
Revenue per Occupied Square Foot (1)	$16.99	$16.32	$0.67	4.1%
Cash Rental Income per Occupied Square Foot (1)	$16.84	$16.10	$0.74	4.6%

(1)Defined in Definitions/Non-GAAP Discussion.
(2)Detail of the components of Cash Rental Income can be found in the table presented under financial results above.
(3)Same Park Non-Cash Rental Income is presented net of deferred rent receivable write-offs of $0.0 and $0.1 million for the three months ended March 31, 2022 and 2021, respectively.

Operating Results
Total portfolio weighted average occupancy was 95.5% during the three months ended March 31, 2022, compared to 93.2% for the same period in 2021.
Leasing Production
During the three months ended March 31, 2022, the Company executed leases on 1.7 million square feet, respectively, compared to 1.9 million square feet for the three months ended March 31, 2021. The table below represents GAAP rent growth (1) and cash rental rate growth by product type for leases executed during the three months ended March 31, 2022.

	Three Months Ended March 31, 2022
Product type	Leasing volume	Cash rental rate growth	GAAP rental rate growth
Industrial	1,204,000	15.4%	30.9%
Industrial-flex	318,000	5.9%	15.6%
Office	128,000	(6.8)%	(0.1)%
Total	1,650,000	10.7%	23.4%
The average lease term of the leases executed during the three months ended March 31, 2022 was 3.5 years, with associated average transaction costs (tenant improvements and leasing commissions) of $3.22 per square foot. For comparative purposes, average lease term and transaction costs on leases executed in the same period of 2021 were 3.3 years and $2.58 per square foot, respectively.
(1)     GAAP rent represents average rental payments for the term of a lease on a straight-line basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and excludes operating expense reimbursements.
COVID-19 Pandemic/Rent Collections Update
Since the onset of the COVID-19 pandemic, the Company entered into rent relief agreements consisting of $6.2 million of rent deferrals and $1.6 million of rent abatements. As of March 31, 2022, the 307 current customers that received rent relief account for 9.6% of rental income. Also as of March 31, 2022, the Company had collected $5.4 million of rent deferral repayment, representing 99.8% of the amounts scheduled to be repaid through March 31, 2022. An additional $0.8 million of rent deferral repayment is scheduled to be repaid thereafter.
Acquisition and Dispositions Update
In March 2022, the Company sold the Royal Tech Business Park, a 702,000 square foot industrial-flex business park located in Irving, Texas, for net sale proceeds of $91.9 million.
Distributions Declared
On April 29, 2022, the Company’s Board of Directors declared a quarterly dividend of $1.05 per common share. Distributions were also declared on the various series of depository shares, each representing 1/1,000 of a share of preferred stock. Distributions for both shares of common stock and preferred stock will be payable on June 30, 2022 to stockholders of record on June 15, 2022.

Supplemental Information and Investor Presentation
The Company’s supplemental financial reporting package as well as an updated investor presentation are available on the Company’s investor relations website at www.ir.psbusinessparks.com.
Company Information
PS Business Parks, Inc. (NYSE:PSB), a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office space. Located primarily in major coastal markets, PS Business Parks’ 96 properties serve approximately 4,900 tenants in 27.0 million square feet of space as of March 31, 2022. The portfolio also includes 800 residential units (including units in-process).
Additional Information and Where to Find It
In connection with the proposed transaction, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This press release is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov. In addition, the documents (when available) may be obtained free of charge by accessing the Investor Relations section of the Company’s website at https://ir.psbusinessparks.com or by contacting the Company’s Investor Relations by email at info@psbusinessparks.com.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Company common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2022 annual meeting of stockholders, which was filed with the SEC on March 25, 2022, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 22, 2022 and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions.
Forward-Looking Statements
When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements, including but not limited to: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the failure to obtain the approval of PSB’s stockholders of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction; (iii) stockholder litigation in connection with the proposed transaction, which may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (iv) the effect of the announcement of the proposed transaction on the ability of PSB to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally; (v) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (vi) the ability to meet expectations regarding the timing and completion of the proposed transaction; (vii) significant transaction costs, fees, expenses and charges; (viii) the duration and severity of the coronavirus (“COVID-19”) pandemic and its impact on our business and our customers; (ix) changes in general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; (x) potential regulatory actions to close our facilities or limit our ability to evict delinquent customers; (xi) decreases in rental rates or increases in vacancy rates/failure to renew or replace expiring leases; (xii) tenant defaults; (xiii) the effect of the recent credit and financial market conditions; (xiv) our failure to maintain our status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); (xv) the economic health of our customers; (xvi) the health of our officers and directors; (xvii) increases in operating costs; (xviii) casualties to our properties not covered by insurance; (xix) the availability and cost of capital; (xx) increases in interest rates and its effect on our stock price; (xxi) security breaches, including ransomware, or a failure of our networks, systems or technology which could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; (xxii) the impact of inflation; and (xxiii) other factors discussed in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.
Additional information about PS Business Parks, Inc., including more financial analysis of the first quarter operating results, is available on the Company’s website at psbusinessparks.com.

Contact:
Investor Relations:
Adeel Khan
(818) 244-8080, Ext 8975

Definitions/Discussion of Non-GAAP Financial Measures
Cash NOI – We utilize cash NOI to evaluate the cash flow performance of our business parks. Cash NOI represents NOI adjusted to exclude non-cash items included in rental income and non-cash expenses. The non-cash rental income includes amortization of deferred rent receivable (net of write-offs), in-place lease intangible, tenant improvement reimbursements, and lease incentives. The non-cash expense is equal to stock compensation expense for employees whose compensation expense is recorded in GAAP cost of operations in the amount of $0.5 million for each of the three months ended March 31, 2022 and 2021. We believe that cash NOI assists investors in analyzing cash flow performance of our business parks.
Cash NOI Margin – Cash NOI margin is computed by dividing Cash NOI by Cash Rental Income.
Cash Rental Income – Cash rental income represents rental income, excluding non-cash rental income, specifically amortization of deferred rent receivable (net of write-offs), in-place lease intangible, tenant improvement reimbursements, and lease incentives.
Cash Rental Income per Occupied Square Feet – Computed by dividing Cash rental income for the period by weighted average occupied square feet. Cash rental income per occupied square feet for the three month period shown is annualized.
Core Funds from Operations (Core FFO) – We calculate Core FFO by adjusting FFO, as defined below, excluding the impact of (i) charges related to the redemption of preferred stock and (ii) other nonrecurring income or expense items as appropriate. Management believes that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of operating performance and allows investors to more easily compare the Company’s operating results. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
Cost of Operations under Cash NOI – Cash cost of operations represents cost of operations, excluding non-cash stock compensation expense for employees whose compensation expense is recorded in cost of operations in the amount of $0.5 million, for each of the three months ended March 31, 2022 and 2021, which can vary significantly period to period based upon the performance of the Company.
Funds Available for Distribution (FAD) – FAD is a non-GAAP measure that represents FFO adjusted to (a) deduct recurring capital improvements that maintains the condition of our real estate, tenant improvements and lease commissions and (b) remove certain non-cash rental income or expenses such as amortization of deferred rent receivable and non-cash stock compensation expense, and (c) charges related to the redemption of preferred stock. We believe our presentation of FAD assists investors and analysts in analyzing and comparing our operating and financial performance between reporting periods. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.
Funds from Operations (FFO) – We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is under the additional financial data section.
Net Operating Income (NOI) – We utilize NOI, a non-GAAP financial measure, to evaluate the operating performance of our business parks. We define NOI as rental income less cost of operations. We believe NOI assists investors in analyzing the performance and value of our business parks by excluding (i) corporate overhead (i.e. general and administrative expenses) because it does not relate to the results of our business parks and (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of our business parks.
NOI Margin – NOI margin is computed by dividing NOI by rental income.

Revenue Per Occupied Square Foot – Computed by dividing rental income for the period by weighted average occupied for the same period. Revenue per occupied square foot for the three month period shown is annualized.
Same Park – The Company believes that evaluation of the Same Park portfolio, defined as all properties owned and operated as of March 31, 2022 that were acquired prior to January 1, 2020, provides an informative view of how the Company’s portfolio has performed over comparable periods. As of March 31, 2022, the Same Park portfolio consisted of 25.7 million square feet, or 95.3% of the Company’s 27.0 million total square feet, excluding the Company’s 95.0% interest in a 395-unit multifamily property.
Additional financial data is attached.

PS BUSINESS PARKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS

Cash and cash equivalents	$104,204	$27,074

Real estate facilities, at cost
Land	865,214	867,345
Buildings and improvements	2,244,104	2,239,137
	3,109,318	3,106,482
Accumulated depreciation	(1,197,811)	(1,178,397)
	1,911,507	1,928,085
Properties held for sale, net	—	33,609
Land and building held for development, net	97,212	78,990
	2,008,719	2,040,684
Rent receivable	2,988	1,621
Deferred rent receivable	37,484	37,581
Other assets	13,176	16,262
Total assets	$2,166,571	$2,123,222

LIABILITIES AND EQUITY

Accrued and other liabilities	$95,509	$97,151
Credit facility	20,000	32,000
Total liabilities	115,509	129,151
Commitments and contingencies
Equity
PS Business Parks, Inc.’s stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 30,200 shares issued and outstanding at March 31, 2022 and December 31, 2021	755,000	755,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 27,627,443 and 27,589,807 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	276	275
Paid-in capital	754,387	752,444
Accumulated earnings	270,243	226,737
Total PS Business Parks, Inc.’s stockholders’ equity	1,779,906	1,734,456
Noncontrolling interests	271,156	259,615
Total equity	2,051,062	1,994,071
Total liabilities and equity	$2,166,571	$2,123,222

PS BUSINESS PARKS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Rental income	$112,840	$108,047

Expenses
Cost of operations	34,114	33,218
Depreciation and amortization	23,132	22,985
General and administrative	11,324	4,382
Total operating expenses	68,570	60,585

Interest and other income	246	256
Interest and other expense	(330)	(211)
Gain on sale of real estate facilities	56,959	—
Net income	101,145	47,507
Allocation to noncontrolling interests	(19,049)	(7,411)
Net income allocable to PS Business Parks, Inc.	82,096	40,096
Allocation to preferred stockholders based upon distributions	(9,580)	(12,046)
Allocation to restricted stock unit holders	(523)	(164)
Net income allocable to common stockholders	$71,993	$27,886

Net income per share of common stock
Basic	$2.61	$1.01
Diluted	$2.60	$1.01

Weighted average common stock outstanding
Basic	27,607	27,495
Diluted	27,691	27,594

PS BUSINESS PARKS, INC.
Computation of FFO, Core FFO, and FAD
(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net income allocable to common stockholders	$71,993	$27,886
Adjustments
Gain on sale of real estate facilities	(56,959)	—
Depreciation and amortization	23,132	22,985
Net income allocable to noncontrolling interests	19,049	7,411
Net income allocable to restricted stock unit holders	523	164
FFO allocated to joint venture partner	(23)	(27)
FFO allocable to diluted common stock and units (1)	57,715	58,419
CEO cash payment for RSUs net of reversal of stock compensation	6,108	—
Core FFO allocable to diluted common stock and units (1)	$63,823	$58,419

FAD
FFO allocable to diluted common stock and units (1)	$57,715	$58,419
Adjustments:
Recurring capital improvements	(2,010)	(565)
Tenant improvements	(3,027)	(2,422)
Capitalized lease commissions	(1,304)	(1,784)
Total recurring capital expenditures for assets sold or held for sale	(8)	(634)
Cash paid for taxes in lieu of stock upon vesting of restricted stock units	(931)	(3,197)
Non-cash rental income (1)	(1,157)	(1,307)
Non-cash stock compensation expense	940	1,780
FAD allocable to diluted common stock and units (1)	50,218	50,290

Distributions to common stockholders, noncontrolling interests, and restricted stock unit holders	$(36,892)	$(36,724)
Distribution payout ratio	(73.5)%	(73.0)%

Reconciliation of Earnings per share to FFO per share
Net income per common stock—diluted	$2.60	$1.01
Gain on sale of real estate facilities	(1.63)	—
Depreciation and amortization expense	0.66	0.66
Net income allocated to restricted stock unit holders	0.02	—
FFO per share (1)	$1.65	$1.67
CEO cash payment for RSUs net of reversal of stock compensation	0.17	—
Core FFO per share	$1.82	$1.67

Weighted average outstanding
Common stock	27,607	27,495
Operating partnership units	7,305	7,305
Restricted stock units	45	47
Common stock equivalents	84	99
Total diluted common stock and units	35,041	34,946

(1)    Defined in Definitions/Non-GAAP Discussion.

PS BUSINESS PARKS, INC.
Reconciliation of Selected Non-GAAP Measures to Analogous GAAP Measures
(Unaudited, In thousands)

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Rental income
Same Park	$105,014	$98,012	$7,002	7.1%
Non-Same Park	3,348	1,246	2,102	168.7%
Multifamily	2,369	2,327	42	1.8%
Assets sold or held for sale (2)	2,109	6,462	(4,353)	(67.4)%
Total rental income	112,840	108,047	4,793	4.4%

Cost of Operations (1)
Same Park	30,900	29,175	1,725	5.9%
Non-Same Park	1,060	422	638	151.2%
Multifamily	1,224	1,067	157	14.7%
Assets sold or held for sale (2)	930	2,554	(1,624)	(63.6)%
Total cost of operations	34,114	33,218	896	2.7%
Stock compensation expense (3)	(536)	(456)	(80)	17.5%
Total cost of operations excluding stock compensation expense	33,578	32,762	816	2.5%

NOI (4)
Same Park	74,114	68,837	5,277	7.7%
Non-Same Park	2,288	824	1,464	177.7%
Multifamily	1,145	1,260	(115)	(9.1)%
Assets sold or held for sale (2)	1,179	3,908	(2,729)	(69.8)%
Depreciation and amortization expense	(23,132)	(22,985)	(147)	0.6%
General and administrative expense	(11,324)	(4,382)	(6,942)	158.4%
Interest and other income	246	256	(10)	(3.9)%
Interest and other expense	(330)	(211)	(119)	56.4%
Gain on sale of real estate facilities	56,959	—	56,959	100.0%
Net income	$101,145	$47,507	$53,638	112.9%

(1)Defined in Definitions/Non-GAAP Discussion.
(2)As of March 31, 2022 and 2021, included in the respective periods are assets sold in 2022 and 2021:
•a 702,000 square foot industrial-flex business park located in Irving, Texas, sold in March 2022.
(3)Stock compensation expense, as shown here, represents stock compensation expense for employees whose compensation expense is recorded in cost of operations. Note that stock compensation expense attributable to the executive management team (including divisional vice presidents) and other corporate employees is recorded within general and administrative expense.
(4)NOI represents rental income less Cost of Operations.